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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------


                                   FORM 8-K


                                CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


                       Date of Report: October 31, 2000



                               Medium4.com, Inc.
              (Exact Name of Registrant as specified in Charter)

        Delaware                          001-15863                  13-4037641
(State or other jurisdiction of     (Commission File No.)           (IRS Employer
      incorporation)                                             Identification Number)
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120 Fifth Avenue, Seventh Floor, New York, New York                      10011
   (Address of principal executive offices)                           (Zip Code)


Registrant's telephone number, including area code:     (212) 993-9400


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Item 5.  Other Events

         As previously reported, we had entered into a master affiliate agreement with Windfire International Corporation, Ltd., a British Virgin
Islands corporation, pursuant to which we granted Windfire the exclusive right for an initial term of five years to grant licenses solely to persons and entities acceptable to us for the establishment and operation within the nations of Brunei, Indonesia, Kenya, Malaysia, the Philippines, Singapore, South Africa,
Tanzania, Thailand and Uganda of Internet sites that will comprise discrete channels upon one or more of our network of streaming media web sites.

         The master affiliate agreement required Windfire to pay us a one-time master license fee of $1.5 million on or before June 30, 2000, of which $500,000 has been received to date. Windfire also agreed to pay us commissions over the term of the master affiliation agreement calculated upon specified percentages of annual gross revenues received by Windfire from its licensees.

         On or about September 15, 2000, Windfire, which we believe is owned or otherwise affiliated with Mr. G. Selva Raj, initiated a demand for arbitration before the American Arbitration Association, New York Region, wherein Windfire seeks an award declaring that the master affiliate agreement between ourselves and Windfire is unenforceable and void. Windfire asserts, among other matters, that we fraudulently induced it to enter into such agreement by misrepresenting the state of development of wireless telecommunication capabilities on the African continent. Windfire also asserts that the agreement is void or voidable because of alleged omissions of what it categorizes as essential components of the agreement, thereby demonstrating the absence of a meeting of the minds between ourselves and Windfire. Windfire also seeks $500,000 and unquantified compensatory and punitive damages.

         We have denied the material allegations asserted by Windfire in its demand for arbitration and we have asserted a counterclaim for payment of the $1.0 million outstanding balance of the master license fee owed to us by Windfire.

         On or about September 19, 2000, Cavendish Asset Management Ltd., a
British Virgin Islands corporation, which we believe is also owned or otherwise affiliated with Mr. Raj , initiated an action against us, Jonathan Braun, our chief executive officer, Marc D. Leve, our vice president-legal affairs, and others in the Supreme Court of the State of New York, County of New York.
Cavendish's complaint alleges that it had entered into a term sheet with Antafin, B.V., a Netherlands corporation, calling for its acquisition of a certain political and travel publication known as Executive Class. The complaint asserts that Antafin was owned and controlled by us. Cavendish further alleges that we and Messrs. Braun and Leve, as well as certain of our former officers, fraudulently induced Cavendish to pay $1.0 million to Antafin as a downpayment, and that if Cavendish and Antafin were unable to negotiate a definitive acquisition agreement, Cavendish would be entitled to its return. Cavendish asserts that no definitive agreement with respect to the sale of Executive Class was ever reached between Cavendish and Antafin and that notwithstanding its repeated demands, Antafin has refused to return Cavendish's downpayment.
Cavendish seeks an injunction against us and each of the other defendants enjoining the transfer, disposition or concealment of the alleged $1.0 million downpayment, and a judgment against us and the other defendants, jointly and severally, in the amount of $1.0 million plus unquantified punitive damages.

         We believe that the claims asserted against us by Cavendish are without merit and we intend to vigorously defend this action.

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                                   SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  October 31, 2000                   Medium4.com, Inc.
                                           (Registrant)

                                           By: /s/ Marc D. Leve
                                               Marc D. Leve
                                               Vice President - Legal Affairs,
                                               General Counsel and Secretary

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